News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE
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Goodyear Announces Closing of Mandatory Convertible
Preferred Stock Offering
     AKRON, Ohio, March 31, 2011 — The Goodyear Tire & Rubber Company today announced the closing of its public offering of mandatory convertible preferred stock.
     In connection with the closing, the underwriters exercised in full their option to purchase an additional 1.3 million shares of the mandatory convertible preferred stock. With the exercise of the underwriters’ option, 10 million shares of the mandatory convertible preferred stock were issued in the closing at a price of $50 per share.
     Including the exercise of the underwriters’ option, the net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses, totaled approximately $484 million.
     Goodyear intends to use the net proceeds from the offering to redeem $350 million in principal amount of its outstanding 10.500% senior notes due May 15, 2016 at the redemption price of 110.500% of the principal amount plus accrued and unpaid interest to the redemption date. This redemption is pursuant to provisions of the notes that allow the company, at its option, to redeem up to 35 percent of the original principal amount with proceeds from one or more equity offerings. The company intends to use the remaining net proceeds from this offering for general corporate purposes, which may include the repayment of other outstanding indebtedness.
     Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citi and Credit Agricole Securities (USA) Inc. served as joint book-running managers for the offering.
     Goodyear is one of the world’s largest tire companies. It employs approximately 72,000 people and manufactures its products in 56 facilities in 22 countries around the world. For more information about Goodyear and its products, go to www.goodyear.com.
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     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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